As filed with the Securities and Exchange Commission on July 27, 2015

Registration No. 333-205124

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 5

to

FORM S-1

REGISTRATION STATEMENT

Under

The Securities Act of 1933

NantKwest, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	2836	43-1979754
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2533 South Coast Highway 101, Suite 210

Cardiff-by-the-Sea, California 92007

(858) 633-0300

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Patrick Soon-Shiong, M.D., FRCS (C), FACS

Chairman and Chief Executive Officer

NantKwest, Inc.

2533 South Coast Highway 101, Suite 210

Cardiff-by-the-Sea, California 92007

(858) 633-0300

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Martin J. Waters Daniel R. Koeppen Wilson Sonsini Goodrich & Rosati, P.C. 12235 El Camino Real, Suite 200 San Diego, California 92130 (858) 350-2300	Barry J. Simon, M.D. President and Chief Operating Officer NantKwest, Inc. 2533 South Coast Highway 101, Suite 210 Cardiff-by-the-Sea, California 92007 (858) 633-0300	Sean M. Clayton Charles S. Kim Kristin E. VanderPas Cooley LLP 1333 2nd Street, Suite 400 Santa Monica, California 90401 (310) 883-6400

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (do not check if a smaller reporting company)	Smaller reporting company	☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 5 to the Registration Statement on Form S-1 (File No. 333-205124) of NantKwest, Inc. is being filed solely for the purpose of filing certain exhibits as indicated in Part II of this Amendment No. 5. This Amendment No. 5 does not modify the prospectus that forms a part of the Registration Statement or Items 13, 14, 15 or 17 of Part II of the Registration Statement. Accordingly, a preliminary prospectus has been omitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth an itemization of all estimated expenses, all of which the Registrant will pay, in connection with the issuance and distribution of the securities being registered:

Amount Paid or to be Paid
SEC registration fee	$21,515
FINRA filing fee	28,273
The NASDAQ Global Select Market listing fee	225,000
Printing and engraving expenses	600,000
Legal fees and expenses	1,500,000
Accounting fees and expenses	500,000
Transfer agent and registrar fees and expenses	15,000
Miscellaneous expenses	110,212

Total	$3,000,000

Item 14. Indemnification of Directors and Officers

On completion of this offering, the Registrant’s amended and restated certificate of incorporation will contain provisions that eliminate, to the maximum extent permitted by the General Corporation Law of the State of Delaware, the personal liability of the Registrant’s directors and executive officers for monetary damages for breach of their fiduciary duties as directors or officers. The Registrant’s amended and restated certificate of incorporation and bylaws will provide that the Registrant must indemnify its directors and executive officers and may indemnify its employees and other agents to the fullest extent permitted by the General Corporation Law of the State of Delaware.

Sections 145 and 102(b)(7) of the General Corporation Law of the State of Delaware provide that a corporation may indemnify any person made a party to an action by reason of the fact that he or she was a director, executive officer, employee or agent of the corporation or is or was serving at the request of a corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of an action by or in right of the corporation, no indemnification may generally be made in respect of any claim as to which such person is adjudged to be liable to the corporation.

The Registrant has entered into indemnification agreements with its directors and executive officers, in addition to the indemnification provided for in its amended and restated certificate of incorporation and bylaws, and intends to enter into indemnification agreements with any new directors and executive officers in the future.

The Registrant has purchased and currently intends to maintain insurance on behalf of each and any person who is or was a director or officer of the Registrant against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions.

The Underwriting Agreement (Exhibit 1.1 hereto) provides for indemnification by the underwriters of the Registrant and its executive officers and directors, and by the Registrant of the underwriters, for certain liabilities, including liabilities arising under the Securities Act of 1933, as amended, or the Securities Act.

See also the undertakings set out in response to Item 17 herein.

Item 15. Recent Sales of Unregistered Securities

Since May 1, 2012, the Registrant has issued and sold the following securities:

(1)	In May 2012, the Registrant acquired 57,000 shares of Inex Bio, Inc., or Inex Bio, for $248,541, which represented 22.2% of the outstanding shares and 17.4% of the fully-diluted shares of Inex Bio. On March 30, 2015, the Registrant acquired all the remaining outstanding shares of Inex Bio not currently owned by the Registrant for cash consideration of $8,000,000 and the issuance of 3,202,592 warrants to purchase our Class A common stock with an exercise price of $2.00 per share. The warrants were subsequently exercised on April 6, 2015.

(2)	On June 20, 2013, the Registrant entered into a securities purchase agreement with Bio IP Ventures LLC, pursuant to which the Registrant sold a secured promissory note in the principal amount of $1,000,000, and 1,851 shares of its Series B preferred stock at a per share price of $0.05, for an aggregate purchase price of $1,000,100. In connection with the April 2014 private placement described in paragraph (4) below, Bio IP Ventures LLC converted the $1,000,000 principal amount of its promissory note into 771,459 “units”. Each “unit” consisted of one share of Registrant’s Series C preferred stock and a warrant to purchase one quarter of a share of Registrant’s common stock at aggregate price of $1.30 per unit. In December 2014, the Series C preferred stock was converted into Class A common stock.

(3)	On June 20, 2013, Bio IP Ventures LLC purchased notes from the Registrant’s existing creditors totaling $312,570. In April 2014, these notes were exchanged for 241,135 shares of the Registrant’s Class A common stock.

(4)	On June 20, 2013, notes and other payables owed to various of the Registrant’s creditors totaling $949,665 were settled in exchange for 389,437 shares of the Registrant’s Class A common stock.

(5)

On December 30, 2013, the Registrant entered into a series of restricted stock purchase agreements for its Class B common stock with certain of its officers and directors as follows: (a) Barry J. Simon, the Registrant’s president, chief executive officer and one of its directors, purchased 3,370,546 shares at a price per share of $0.20, resulting in aggregate proceeds to the Registrant of $682,665 paid in the form of a secured promissory note in the same amount, with interest accruing at the applicable federal rate and a maturity date of nine years from the date of the note, (b) Hans G. Klingemann, a director of the Registrant and its chief medical and scientific officer, purchased 2,139,378 shares at a price per share of $0.20, resulting in aggregate proceeds to the Registrant of $433,307 paid in the form of a secured promissory note in the same amount, with interest accruing at the applicable federal rate and a maturity date of nine years from the date of the note, and (c) Steve Gorlin, the executive chairman of the Registrant’s board of directors, purchased 2,022,326 shares at a price per share of $0.20 for aggregate proceeds to the Registrant of $409,599, of which $230,000 was remitted in cash, and $179,599 was applied to the forgiveness of the

Registrant’s indebtedness to Mr. Gorlin. The Class B common stock purchased by the officers and directors were subsequently converted into Class A common stock by the Registrant in December 2014.

(6)	From March 17, 2014 through March 24, 2015, the Registrant granted to certain of its employees, consultants, directors and other service providers under the Registrant’s 2014 Equity Incentive Plan options to purchase an aggregate of 10,229,537 shares of its Class A common stock at exercise prices ranging from $0.22 to $2.00 per share, of which 1,782,317 have been exercised, and 8,447,209 remain outstanding, and issued 129,605 shares of its restricted common stock.

(7)	From April 1, 2014 through April 11, 2014, the Registrant entered into a series of subscription agreements with accredited investors pursuant to which the Registrant sold an aggregate of 4,983,525 “units” consisting of 4,983,525 shares of Registrant’s Series C preferred stock and 1,245,881 warrants to purchase shares of Registrant’s common stock at aggregate price of $1.30 per unit. Palladium Capital Corp. acted as placement agent on the offering and received aggregate commissions of $493,739 and 34,715 shares of the Registrant’s Series C preferred stock, which shares were later converted into Registrant’s Class A common stock. In December 2014, all outstanding shares of Series C preferred stock were converted into Class A common stock.

(8)	On April 1, 2014, notes and other payables owed to various of the Registrant’s creditors totaling $1,339,203 were settled in exchange for 1,522,799 shares of the Registrant’s Class A common stock.

(9)	In April 2014 in conjunction with the closing of the 2014 securities purchase agreement, Palladium Capital Corp. received 763,151 shares of the Registrant’s Class B common stock, which were later converted into the Registrant’s Class A common stock, and a warrant to purchase 199,341 shares of Class A common stock at an exercise price of $1.62 per share in payment for acting as a placement agent on the 2013 securities purchase agreement.

(10)	On December 18, 2014, the Registrant issued and sold to Sorrento Therapeutics, Inc., or Sorrento, an aggregate of 4,557,537 shares of its Class A common stock pursuant to a subscription and investment agreement at a price of $1.76 per share for an aggregate purchase price of $8,000,000. The subscription agreement for such transaction was amended on December 23, 2014 as described in paragraph (6) below, to sell an additional 1,060,789 shares of the Registrant’s Class A common stock to Sorrento for an aggregate purchase price of $2,000,000.

(11)	On December 23, 2014, the Registrant issued and sold to Cambridge Equities, LP, or Cambridge, an aggregate of 25,191,473 shares of our Class A common stock pursuant to a subscription and investment agreement at a price of $1.89 per share for an aggregate purchase price of $47,495,481. In conjunction with the transaction, Sorrento amended its subscription and investment agreement entered into on December 18, 2014, as described in paragraph (5) above, to purchase an additional 1,060,789 shares of our Class A common stock for an aggregate purchase price of $2,000,000.

(12)	On March 24, 2015, the Registrant issued to an officer a warrant to purchase a maximum of 17,589,250 shares of Class A common stock for an exercise price of $2.00 per share.

(13)	From May 1, 2012 through July 8, 2015, the Registrant issued an aggregate of 1,782,565 shares of common stock upon the exercise of options for aggregate consideration of $948,240.

(14)	From June 10, 2015 through July 8, 2015, the Registrant entered into a series of subscription and investment agreements with accredited investors pursuant to which the Registrant sold an aggregate of 4,063,331 shares of Registrant’s common stock at a price per share of $19.20 for aggregate proceeds of $78,004,041.

None of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering. The Registrant believes these transactions were exempt from registration under the Securities Act in reliance upon Section 4(a)(2) of the Securities Act or Regulation D, Regulation S or Rule 701 promulgated under the Securities Act as transactions by an issuer not involving any public offering, outside the United States, or pursuant to benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed upon the stock certificates issued in these transactions. All recipients had adequate access, through their relationships with the Registrant or otherwise, to information about the Registrant.

Item 16. Exhibits and Financial Statement Schedules.

(a)	Exhibits.

See the Exhibit Index immediately following the Signature Pages.

(b)	Financial Statement Schedules.

All other schedules have been omitted because the information required to be presented in them is not applicable or is shown in the financial statements or related notes.

Item 17. Undertakings

The Registrant hereby undertakes to provide to the underwriters at the closing as specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

The Registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, as amended, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, as amended, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cardiff-by-the-Sea, State of California, on July 27, 2015.

NantKwest, Inc.

By:	/s/ Patrick Soon-Shiong
Patrick Soon-Shiong
Chairman of the Board of Directors and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Patrick Soon-Shiong Patrick Soon-Shiong	Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer)	July 27, 2015

/s/ Barry J. Simon Barry J. Simon	President, Chief Operating Officer and Director	July 27, 2015

/s/ Richard Gomberg Richard Gomberg	Chief Financial Officer (Principal Financial and Accounting Officer)	July 27, 2015

* Steve Gorlin	Vice Chairman of the Board of Directors	July 27, 2015

* Michael D. Blaszyk	Director	July 27, 2015

* Henry Ji	Director	July 27, 2015

* Richard Kusserow	Director	July 27, 2015

* John T. Potts, Jr.	Director	July 27, 2015

* Robert Rosen	Director	July 27, 2015

* John C. Thomas, Jr.	Director	July 27, 2015

*By:	/s/ Patrick Soon-Shiong
Patrick Soon-Shiong attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Description

1.1^	Form of Underwriting Agreement, including Form of Lock-up Agreement.

3.1^	Amended and Restated Certificate of Incorporation of the Registrant, as amended, as currently in effect.

3.2^	Form of Amended and Restated Certificate of Incorporation of the Registrant, effective upon the completion of this offering.

3.3^	Bylaws of the Registrant, as currently in effect.

3.4^	Form of Amended and Restated Bylaws of the Registrant, effective upon the completion of this offering.

4.1^	Nominating Agreement by and between the Registrant and Cambridge Equities, LP, dated June 18, 2015.

4.2^	Form of Registration Rights Agreement by and between the Registrant and the Purchasers of Common Stock, dated June 2015.

4.3^	Registration Rights Agreement by and between the Registrant and Cambridge Equities LP, dated December 23, 2014.

4.4^	Registration Rights Agreement by and between the Registrant and Sorrento Therapeutics, Inc., dated December 13, 2014.

4.5^	Form of Subscription and Securities Purchase Agreement among the Registrant and the Subscribers of Series C Preferred Stock, dated as of April 1, 2014.

4.6^	Registration Rights Agreement, among the Registrant and the purchasers of Series B Preferred Stock, dated as of June 20, 2013.

4.7^	Specimen common stock certificate of the Registrant.

5.1^	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.

10.1+^	Form of Indemnification Agreement between the Registrant and each of its directors and executive officers.

10.2+^	2014 Equity Incentive Plan and forms of agreements thereunder.

10.3+^	2015 Equity Incentive Plan and forms of agreements thereunder, effective upon the completion of this offering.

10.4+^	Executive Incentive Compensation Plan, effective upon the completion of this offering.

10.5+^	Amended and Restated Executive Employment Agreement between the Registrant and Patrick Soon-Shiong, effective March 24, 2015.

10.6+^	Executive Employment Agreement between the Registrant and Barry J. Simon, M.D., dated January 1, 2015.

10.7†^	License Agreement between the Registrant and Brink Biologics, Inc., dated June 9, 2015.

10.8†^	License Agreement between the Registrant and Coneksis, Inc., dated June 9, 2015.

10.9†	Joint Development and License Agreement between the Registrant and Sorrento Therapeutics, Inc., dated December 18, 2014.

10.10†^	License Agreement between the Registrant and Intrexon Corporation, dated February 23, 2010.

10.11^	UHN-ZelleRx License Agreement between University Health Network and the Registrant, dated May 9, 2005.

Exhibit Number	Description

10.12†	License Agreement, as amended, between Fox Chase Cancer Center and the Registrant, dated as of July 10, 2004.

10.13†	Rush-ZelleRx License Agreement, between Rush University Medical Center and the Registrant, dated as of March 24, 2004.

10.14†	License Agreement, as amended, between Hans G. Klingemann and the Registrant, dated February 10, 2003.

10.15^	Form of Warrant to Purchase Common Stock issued pursuant to the Securities Purchase Agreement dated April 1, 2014.

10.16^	Common Stock Purchase Warrant issued March 24, 2015 to Patrick Soon-Shiong, M.D.

10.17^	Form of Warrant to Purchase Common Stock issued March 14, 2008.

10.18^	Genomic and Proteomic Services Agreement by and between the Registrant and NantOmics, LLC, dated June 18, 2015.

10.19	Lease Agreement by and between ARE - John Hopkins Court, LLC and the Registrant, dated June 19, 2015.

10.20	Sublease Agreement between Novartis Institute for Functional Genomics, Inc. and the Registrant, dated July 24, 2015.

21.1^	Subsidiaries.

23.1^	Consent of Mayer Hoffman McCann P.C., Independent Registered Public Accounting Firm.

23.2^	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1).

24.1^	Power of Attorney.

^	Previously filed.
*	To be filed by amendment.
+	Indicates management contract or compensatory plan.
†	Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.